UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________

FORM 8-K
___________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 31, 2013
___________

VALIDUS HOLDINGS, LTD.
(Exact name of registrant as specified in its charter)

Bermuda (State or other jurisdiction of incorporation)	001-33606 (Commission File Number)	98-0501001 (I.R.S. Employer Identification No.)

29 Richmond Road, Pembroke, Bermuda (Address of principal executive offices)		HM08 (Zip Code)

Registrant's telephone number, including area code: (441) 278-9000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 31, 2013, Validus Holdings, Ltd. (the “Company”) and Stuart W. Mercer entered into an agreement pursuant to which on August 1, 2013, Mr. Mercer will cease to serve as Executive Vice President of the Company and will terminate employment with the Company.  The agreement also provides that Mr. Mercer will receive the payments and benefits described below in exchange for Mr. Mercer signing a general release of claims in favor of the Company.

Pursuant to the agreement, Mr. Mercer will receive a lump-sum cash payment, within 10 days of the separation date, of approximately $1,531,225 and Mr. Mercer will also receive a cash amount of $229,604, payable in 5 equal monthly installments starting on March 15, 2014.  The agreement also provides for 17 months of continued medical, life and disability insurance and full vesting of all of Mr. Mercer's unvested restricted stock and performance share awards.  The agreement also includes a 17-month post-termination non-competition covenant and a 29-month post-termination non-solicitation covenant.  The foregoing summary of the agreement with Mr. Mercer does not purport to be complete and is qualified in its entirety by reference to the agreement, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.  The following exhibits are filed herewith:

Exhibit No.	Description
10.1	Agreement, dated as of May 31, 2013, by and among Validus Holdings, Ltd. And Stuart W. Mercer

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VALIDUS HOLDINGS, LTD.

By:	/s/ Robert F. Kuzloski
	Name:	Robert F. Kuzloski
	Title:	Executive Vice President & General Counsel

Date: June 3, 2013